Exhibit 10.25

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (this “Agreement”), dated as of __________, 2018 (the “Effective Date”), is made by and between Nielsen Holdings plc (the “Company”), and ___________ (“Participant”).

WHEREAS, the Company is greatly appreciative of Participant’s ongoing contributions and desires to incentivize Participant’s continued employment with the Company Group; and

WHEREAS, the Company has determined to provide Participant with the right to receive payment of a retention award, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Retention Award.  Subject to the terms and conditions set forth in this Agreement, the Company will pay Participant a retention award (the “Retention Award”) in an amount equal to $____________, payable in a single lump sum cash payment in the event Participant remains actively employed by the Company or its subsidiaries or affiliates (together, the “Company Group”) through the second anniversary of the date hereof (the “Vesting Date”).  Except as is specifically provided in Sections 2 and 3 below, if Participant’s employment with the Company Group terminates for any reason prior to the Vesting Date, the right to receive payment of the Retention Award will be automatically forfeited upon the date of such termination.

2.Termination without Cause; Resignation for Good Reason.  Upon a termination of Participant’s employment without Cause (as defined below) by the Company Group or by Participant for Good Reason (as defined below) prior to the Vesting Date, a pro-rata portion of the Retention Award will become vested upon the date of such termination, with such pro-rata portion determined based on the number of days Participant is employed by the Company Group since the date hereof, relative to the full 730-day vesting period.

If Participant becomes entitled to receive a portion of the Retention Award pursuant to this Section 2, the Retention Award will be paid to Participant as soon as administratively practical following Participant’s termination without Cause or resignation for Good Reason; provided, that Participant executes (and does not revoke) a general release of claims in such form as will be provided by the Company.

3.Death or Disability.  Upon Participant’s death or termination due to Disability (as defined below) prior to the Vesting Date, the entire Retention Award shall vest and become payable.  If Participant becomes entitled to receive the Retention Award pursuant to this Section 3, the Retention Award will be paid to Participant or Participant’s estate as soon as administratively practical following Participant’s death or termination due to Disability.

4.Change in Control.  In the event of a Change in Control (as defined below) that occurs prior to the Vesting Date, the entire Retention Award shall vest and become payable as of the effective time of such Change in Control if Participant remains employed with the Company Group immediately prior to such Change in Control.

5.Confidentiality.  These awards are above and beyond Participant’s normal compensation.  By Participant’s acceptance, Participant agrees to keep all aspects of the awards confidential, specifically to not disclose the award terms to other Company Group employees past or present.  Breach of these terms may lead to serious disciplinary consequences up to and including award forfeiture and termination of employment.  Participant is required to keep this award letter and its contents confidential unless disclosure is required under applicable laws; provided, that Participant may disclose this award letter to Participant’s counsel or tax advisors provided that they each agree to keep its contents confidential.

6.Withholding Taxes.  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

7.No Acquired Rights.  Participant acknowledges and accepts that (i) this Agreement will not be construed as giving Participant the right to be retained in the employ of the Company Group, (ii) Participant’s participation under the terms of this Agreement is not to be considered part of any normal or expected compensation, and (iii) the value of the Retention Award shall not be used for purposes of determining any benefits or compensation payable to Participant or Participant’s beneficiaries or estate under any benefit arrangement of the Company Group, including but not limited to severance or indemnity payments.

8.No Equity Interest; Status as Creditor.  Nothing in this Agreement creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest.  To the extent that Participant acquires a right to receive payments from the Company under this Agreement, such right will be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established, and no segregation of assets will be made, to assure payment of such amount.

9.Benefits not Assignable.  No right or interest of Participant to any amount payable under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner, and no attempted assignment or transfer thereof shall be effective.

10.No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by Participant will be void.

11.Section 409A.  It is intended that the payments under this Agreement will be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended

(“Section 409A”), or comply with Section 409A, to the extent subject thereto.  Notwithstanding any other provision of this Agreement, no payment shall be granted, deferred, accelerated, extended, paid out or modified under this Agreement in a manner that would result in the imposition of an additional tax under Section 409A upon Participant.  In the event that it is reasonably determined by the Board that, as a result of Section 409A, payments under this Agreement may not be made at the time contemplated by the terms of this Agreement without causing Participant to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in Participant incurring any tax liability under Section 409A.  The Company shall use commercially reasonable efforts to implement the provisions of this Section 11 in good faith; provided, that neither the Company nor any of the Company’s employees, directors or representatives shall have any liability to Participant with respect to this Section 11.

12.Governing Law.  The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this award letter, without reference to principles of conflict of laws.

13.Successors.  This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.  Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Agreement.

14.Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15.Entire Agreement.  This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participant with respect to the subject matter hereof.

16.Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.Definitions.  Capitalized terms used herein shall have the meanings ascribed below:

a)	“Cause” shall mean “Cause” as defined in the severance plan or policy of the Company in which the Participant participates on the Grant Date.
b)	“Change in Control” shall mean “Change in Control” as defined in the Amended and Restated Nielsen 2010 Stock Incentive Plan, as amended from time to time.
c)	“Disability” shall mean “Disability” as defined in the severance plan or policy of the Company in which the Participant participates on the Grant Date.

d)

“Good Reason” shall mean “Good Reason” as defined in the severance plan or policy of the Company in which the Participant participates on the Grant Date, as such definition is applicable to the Participant based on the level at which the Participant participates thereunder on the Grant Date, or, if “Good Reason” is not defined in the severance plan or policy of the Company in which the Participant participates on the Grant Date, then “Good Reason” shall mean the occurrence of any one or more of the following events without the Participant’s prior written consent: (i) a reduction of the Participant’s base salary by greater than 10% as compared to the base salary amount immediately prior to such reduction, other than in connection with a general or across-the-board reduction of the base salaries of similarly situated employees; (ii) a material diminution of the Participant’s authority, duties or responsibilities; or (iii) a change in the Participant’s principal place of work to a location greater than 50 miles from the Participant’s principal place of work immediately prior to such a change; provided, that such change in location also materially increases the distance of Participant’s commute.  Notwithstanding the foregoing, the Participant shall not have Good Reason for termination unless the Company receives, from the Participant, written notice of termination for Good Reason within sixty (60) days after the event giving rise to Good Reason occurs, specifying in reasonable detail the event(s) alleged to constitute Good Reason, and the Company does not correct such event(s) within thirty (30) days after the date on which the Company receives such written notice of termination.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Nielsen Holdings plc

Name:
Title:

Participant

[Insert Name]

[Signature page to Retention Award Agreement]